Exhibit 10.36

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of October 20, 2017 (the “Effective Date”) by and between Summer Energy Holdings, Inc., a Nevada corporation (“Employer”), and Neil Leibman (“Employee”).

RECITALS

A. Employer and Employee are parties to that certain Employment Agreement dated as of January 1, 2017 (the “Employment Agreement”).  Unless otherwise indicated, all capitalized terms herein shall have the meanings assigned to them in the Employment Agreement; and

B.Pursuant to Section 9 of the Employment Agreement, Employer and Employee desire to amend the Employment Agreement pursuant to the terms and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and for other good and valuable consideration, Employer and Employee hereby agree as follows:

1.Exhibit A to the Employment Agreement is hereby amended by deleting the second bullet point in section 5 of Exhibit A and replacing it in its entirety with the following language:

Beginning on and measured from October 1, 2017, and continuing through the term of this Agreement, Employee will be granted a fully-vested option to purchase 15,000 shares of Employer’s common stock each calendar quarter, provided Summer LLC’s (i) quarterly commercial sales volume exceeds 22,500,000 KWh for such quarter (as measured by the ERCOT Commercial Rolling Metrics report) and (ii) EBITDA after SG&A expenses, divided by Gross Profit, each as set forth on Employer’s internal energy schedule, exceeds 9.0% for such quarter.  Provided such metrics were met for a particular quarter, Employer will grant said options as promptly as possible following the end of such fiscal quarter with a strike price equal to the greater of (i) the fair market value of a share of stock on the date of grant, and (ii) $2.50 per share.  Such option will be granted pursuant to the terms and conditions of a Stock Option Grant Agreement and the Employer’s 2015 Stock Option and Stock Award Plan.  Upon the occurrence of a Change of Control (as defined in this Agreement, as amended), unless otherwise agreed to by the parties, the incentive compensation described in this paragraph shall terminate.

2.All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the Effective Date.

EMPLOYER:EMPLOYEE:

SUMMER ENERGY HOLDINGS, INC.

a Nevada corporation/s/ Neil Leibman

Neil Leibman

By: /s/ Jaleea P. George

Name:Jaleea P. George

Title:CFO